Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of YY Group Holding Limited on Form S-8 of our report dated May 14, 2024, with respect to our audits of the consolidated financial statements of YY Group Holding Limited as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021 appearing in the Annual Report on Form 20-F of YY Group Holding Limited for the year ended December 31, 2023.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

November 29, 2024

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